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Exhibit 99(a)(1)(v)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock,
of
Goody's Family Clothing, Inc.
at
$8.00 Net Per Share
by
GFC Enterprises, Inc.
an affiliate of
Sun Capital Partners IV, LP

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, NOVEMBER 21, 2005, UNLESS THE OFFER IS EXTENDED.

October 21, 2005

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase, dated October 21, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by GFC Enterprises, Inc., a Tennessee corporation ("Purchaser"), a wholly owned subsidiary of GFC Holding Corp. and an affiliate of Sun Capital Partners IV, LP, to purchase all of the shares of common stock, no par value per share ("Common Stock") of Goody's Family Clothing, Inc., a Tennessee corporation ("Goody's"), that are issued and outstanding (the "Shares"), for $8.00 per share (such amount being the "Per Share Amount"), net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Offer to Purchase.

        We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The offer price is $8.00 per Share, net to you in cash, without interest thereon.

  2.
  The Offer is being made for all of the outstanding Shares.

  3.
  The Board of Directors of Goody's unanimously (i) determined that the terms of the Offer and the Merger, taken together, are advisable and in the best interests of Goody's and its shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, (iii) consented to the Offer, and (iv) recommended that the shareholders of Goody's accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

  4.
  The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, November 21, 2005, unless the Offer is extended.

  5.
  The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least 51% of the Shares on a fully diluted basis (assuming exercise of all options to purchase Shares and any other rights to acquire Shares on the date of purchase).

  6.
  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

2

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock,
of
Goody's Family Clothing, Inc.
by
GFC Enterprises, Inc.
an affiliate of
Sun Capital Partners IV, LP

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 21, 2005, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by GFC Enterprises, Inc., a Tennessee corporation and an affiliate of Sun Capital Partners IV, LP, a Delaware limited partnership, to purchase all the shares of common stock, no par value per share ("Shares"), of Goody's Family Clothing, Inc., a Tennessee corporation, that are issued and outstanding.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares To Be Tendered*:

Shares
Dated:	, 2005
SIGN HERE
Signature(s)
Please type or print name(s)
Please type or print address
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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  Exhibit 99(a)(1)(v)